Exhibit 99.1

NEWS RELEASE

For more information, contact:
Al Cochran, Chief Financial Officer, (678) 839-5860, alcochran@greenwaymedical.com
Bob Kneeley, Vice President, Investor Relations, (678) 390-7262, bobkneeley@greenwaymedical.com

GREENWAY REPORTS RECORD FOURTH QUARTER AND FISCAL 2012 RESULTS

Fourth Quarter Revenue of $36.4 Million Increased 24% YOY
Gross Margin of 60% for Quarter
Adjusted EBITDA Up 17% YOY to $5.9 Million
Introduces Fiscal 2013 Outlook

August 29, 2012, Carrollton, Ga. – Greenway Medical Technologies, Inc. (NYSE: GWAY), which delivers innovative software and business services solutions for ambulatory care providers through its PrimeSUITE® platform, today announced record financial results for the three and 12 months ended June 30, 2012.

“We continue to make excellent progress in meeting increased demand for our clinically driven solutions across a rapidly changing and growing ambulatory market,” said Tee Green, President and Chief Executive Officer of Greenway.  “Our results for both the fourth quarter and 12 months of our fiscal year demonstrate the successful execution of our growth strategy as we achieve operating and financial efficiencies.  We remain encouraged that our award-winning, easy-to-use solutions offered through our flexible PrimeSUITE platform continue to be met enthusiastically among providers who are caring for patients in increasingly diverse settings.”

Highlights

~~•~~	Revenue increased by 24% for the 2012 fourth quarter when compared with the year-ago period.

~~•~~	Gross profit increased by 27% with gross margin improving by 145 basis points for the fourth quarter from the prior-year period.

~~•~~	Adjusted EBITDA margin was 16% for the 2012 fourth quarter. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net income below and is not a substitute for the GAAP equivalent.

- more -
121 Greenway Blvd., Carrollton, GA 30117 • Tel: 770.836.3100 • Fax: 770.836.3200
www.greenwaymedical.com • info@greenwaymedical.com

Operating Results

Greenway generated record quarterly revenue of $36.4 million for the three months ended June 30, 2012, up 24% from $29.4 million for the three months ended June 30, 2011. For the 12 months ended June 30, 2012, total revenue grew by 38% to an annual record $124.0 million, from $89.8 million for the year-ago period.

Gross profit for the three months ended June 30, 2012, was $21.8 million, which compares with $17.2 million for the three months ended June 30, 2011, a 27% increase. Gross profit margin of 60% for the 2012 fourth quarter was 145 basis points higher than the previous year, largely as a result of revenue growth as well as margin improvement efforts in training and consulting services, support services and electronic data interchange and business services, offset by a decline in system sales margins for the period.  This improvement in gross margin included the absorption of increased amortization expense of approximately $1 million related to acquired technology and software development costs in the fourth quarter of 2012.  Amortization commences as various projects become available for market.  For the 12 months ended June 30, 2012, gross profit was $68.1 million, compared with $49.4 million for the prior-year period. Gross margin for fiscal year 2012 was essentially unchanged, at 55%, from the prior-year period.  Gross profit for fiscal 2012 included the absorption of increased amortization expense of approximately $2.5 million.

Operating income was $3.5 million and $4.9 million for the three and 12 months ended June 30, 2012, respectively.  This compares to operating income of $4.4 million and $3.8 million for the comparable periods of the prior year.

Greenway earned net income of $2.2 million for the three months ended June 30, 2012, or seven cents per diluted share for the fiscal 2012 fourth quarter.   For the three months ended June 30, 2011, Greenway had net income of $2.6 million and a loss available to common shareholders of ($12.6 million), or ($1.09) per share.  The Company’s results for the 2011 fourth quarter and fiscal year include dividends and accretion related to preferred stock that was converted to common stock in February 2012.

Net income for the 12 months ended June 30, 2012, was $2.9 million, or 11 cents per diluted share.  This compares with net income of $33.0 million, which includes a net tax benefit of $29.2 million for fiscal 2011.  The Company reported a loss available to common shareholders of ($22.0 million), or ($1.90) per share for fiscal 2011 due to preferred stock accretion and dividends.

As of June 30, 2012, the Company had $34.9 million in cash and short-term investments and no outstanding indebtedness.

Non-GAAP Measures

Greenway’s non-GAAP adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization, acquisition-related transaction costs and stock-based compensation, was $5.9 million for the three months ended June 30, 2012, a 17% increase from $5.0 million for the prior-year period.  For fiscal 2012, non-GAAP adjusted EBITDA increased by 89% to $12.1 million, from $6.4 million for fiscal 2011.

Adjusted, or non-GAAP net income for the three months ended June 30, 2012, was $3.0 million, or 10 cents per diluted share.  Non-GAAP net income for fiscal 2012 was $5.3 million or 26 cents per diluted share.   Greenway earned 21 cents per diluted share, non GAAP, for the fourth quarter of fiscal 2011.  Non-GAAP net income for fiscal 2011 was $33.9 million, including a $29.2 million net income tax benefit, or $2.71 per diluted share.  The effects of dividends and accretion related to the converted preferred stock have been excluded from all periods presented for non-GAAP measures.

The GAAP financial measures most directly comparable to each non-GAAP financial measure used, and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure, are included in this press release following the condensed financial statements.

Fiscal 2013 Outlook

Greenway Medical Technologies believes that its revenue will grow by 20% to 26% for the 12 months ended June 30, 2013, from fiscal 2012 actual results, while achieving gross margin and adjusted EBITDA margin improvement.  The following table summarizes the Company’s outlook for fiscal 2013:

Range
Revenue	$149 million to $156 million
Gross Profit	$83 million to $89 million
Margin	56% to 57.0%
Operating Income	$8 million to $10 million
Effective Tax Rate	40%
Net income	$4.8 million to $6.1 million
GAAP EPS	$0.15 to $0.20
Adjusted EBITDA	$19.3 million to $23.4 million
Margin	13.8% to 14.4%
Adjusted EPS	$0.27 to $0.31

Conference Call

Greenway will host a conference call today, Wednesday, August 29, 2012, at 5 p.m. Eastern time to discuss the Company's earnings and other information. The call can be accessed by dialing (866) 270-6057 or (617) 213-8891 for international calls.  The participant code is 59550481. For listen-only mode, participants should go to the Investors section of www.greenwaymedical.com prior to the call to register and download the necessary audio software.

An audio replay will be posted following the call and will be available from approximately 7 p.m. Eastern on August 29 through 11:59 p.m. Eastern on September 5. The replay will be accessible through a link on www.greenwaymedical.com/investors or by calling (888) 286-8010 or internationally (617) 801-6888. Replay code is 70349477.

About Greenway and PrimeSUITE

Greenway Medical Technologies, Inc. (NYSE: GWAY) delivers smarter solutions for smarter healthcare™. PrimeSUITE® — Greenway’s certified and fully integrated electronic health record, practice management and interoperability solution — helps improve care coordination, quality and cost-efficiency as part of a smarter, sustainable healthcare system. Thousands of providers across 30 specialties and sub-specialties use on-premise or cloud-based Greenway® solutions in physician practices, clinics and health systems. To learn more, go to greenwaymedical.com, Twitter, Facebook and YouTube, or email info@greenwaymedical.com.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the company’s financial condition, growth strategy, business development efforts, service offerings, and service delivery models. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the company’s future performance include, but are not limited to,  risks detailed in Greenway’s most recent S-1/A filed with the Securities and Exchange Commission and, in particular, our ability to adapt to evolving technology and industry standards; our ability to implement our growth strategy; our ability to retain management and other qualified personnel; failure to prevent disruptions in service or damage to our third-party providers’ data centers; failure to avoid liability for the use of content we provide; regulation of the healthcare information technology industry; our ability to ensure our solutions meet industry and government standards; failure to maintain adequate security measures for our customers’ confidential information and personal identifiable information and their patients’ protected health information; our ability to obtain new provider clients; failure of the HITECH Act and other incentive programs to be fully implemented or funded by the government; our ability to implement our strategic relationships as currently intended; failure to establish, protect or enforce our intellectual property; restrictions in our credit facility and future indebtedness. The company disclaims any obligation or duty to update or modify these forward-looking statements.

Greenway, the Greenway logo and PrimeSUITE are registered trademarks and the phrase “smarter solutions for smarter healthcare” are trademarks of Greenway Medical Technologies, Inc. Other product and company names may be the trademarks of respective owners.

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Greenway Medical Technologies, Inc.

Condensed Balance Sheets – Unaudited
(In Thousands)

	June 30,	June 30,
	2012	2011

Assets
Current assets:
Cash and cash equivalents	$5,585	$5,722
Short-term investments	29,350	10,446
Accounts receivable, net of $720 and $585 allowance for doubtful accounts at June 30, 2012 and 2011, respectively	28,875	18,113
Inventory	281	460
Prepaids and other current assets	3,001	1,705
Deferred tax assets	1,699	476
Total current assets	68,791	36,922
Property and equipment, net	20,340	9,632
Acquired intangibles, net	510	-
Software development cost, net	17,156	6,811
Deferred tax assets - noncurrent	25,846	28,751
Goodwill	440	-
Other assets	40	40
Total assets	$133,123	$82,156

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$12,436	$7,903
Accrued liabilities	9,533	5,900
Deferred revenue	12,192	8,672
Total current liabilities	34,161	22,475
Obligation for purchased technology	116	349
Convertible preferred stock, at fair value	-	158,816
Shareholders’ equity (deficit):
Common stock	3	11,498
Additional paid-in capital	237,558	59,038
Accumulated deficit	(138,715)	(170,020)
Total shareholders’ equity (deficit)	98,846	(99,484)
Total liabilities, convertible preferred stock and shareholders’ equity (deficit)	$133,123	$82,156

Greenway Medical Technologies, Inc.

Condensed Statements of Operations – Unaudited
(In Thousands except Share and Per Share Data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2012	2011	2012	2011

Revenue:
System sales	$13,175	$11,943	$39,300	$31,726
Training and consulting services	7,269	6,173	27,816	18,373
Support services	9,635	6,390	33,143	22,401
Electronic data interchange and business services	6,296	4,901	23,754	17,339
Total revenue	36,375	29,407	124,013	89,839
Cost of revenue (Note 1):
System sales	3,093	2,324	10,259	7,522
Training and consulting services	4,534	4,077	18,881	13,550
Support services	2,944	2,309	10,564	7,059
Electronic data interchange and business services	3,996	3,494	16,197	12,280
Total cost of revenue	14,567	12,204	55,901	40,411
Gross profit	21,808	17,203	68,112	49,428
Operating expenses (Note 1):
Sales, general and administrative	13,603	10,254	47,565	37,399
Research and development	4,667	2,590	15,696	8,218
Total operating expenses	18,270	12,844	63,261	45,617
Operating income	3,538	4,359	4,851	3,811
Interest income (expense), net	12	(2)	54	31
Other (expense), net	(18)	(23)	(40)	(77)
Income before provision for income taxes	3,532	4,334	4,865	3,765
Provision (benefit) for income taxes	1,327	1,744	1,955	(29,200)
Net income	2,205	2,590	2,910	32,965
Preferred stock dividends and accretion	-	(15,233)	28,395	(54,961)
Income (loss) available to common shareholders	$2,205	$(12,643)	$31,305	$(21,996)
Per share data:
Net income (loss) per share available to common shareholders:
Basic	$0.08	$(1.09)	$1.66	$(1.90)
Diluted	$0.07	$(1.09)	$0.11	$(1.90)
Weighted average number of common shares outstanding:
Basic	29,096,917	11,628,758	18,808,086	11,578,559
Diluted	30,514,275	11,628,758	25,369,352	11,578,559

Note 1 - Includes stock-based compensation in the following amounts:
Cost of revenue:
System sales	$2	$-	$11	$7
Training and consulting services	45	-	290	74
Software support services	15	-	112	37
Electronic data interchange and business services	6	-	55	9
Total cost of revenue	68	-	468	127
Operating expenses:
Sales, general and administrative	768	59	1,543	1,118
Research and development	88	-	744	154
Total operating expenses	856	59	2,287	1,272
Total stock-based compensation expense	$924	$59	$2,755	$1,399

Greenway Medical Technologies, Inc.

Condensed Statements of Cash Flows – Unaudited
(Amounts in Thousands)

	Year Ended
	June 30,	June 30,
	2012	2011

Cash flows from operating activities:
Net income	$2,910	$32,965
Adjustments to reconcile net income to net cash provided by operating activities:
Net stock compensation expense	2,755	1,399
Deferred income tax provision	1,682	2,333
Reversal of deferred income tax valuation allowance	-	(31,560)
Depreciation and amortization	4,372	1,252
Provision for bad debts	1,412	1,083
Reduction in obligation for acquired technology	(100)	-
Changes in current assets and liabilities:
Accounts receivable	(12,176)	(7,680)
Inventory	179	(136)
Prepaids and other current assets	(1,296)	(1,012)
Accounts payable and accrued liabilities	5,028	3,247
Deferred revenue	3,520	4,352
Net cash provided by operating activities	8,286	6,243
Cash flows from investing activities:
Purchase of short-term investments - net	(18,902)	(10,446)
Purchases of property and equipment	(8,041)	(4,129)
Business combination to acquire technology and other assets	(3,000)	-
Capitalized software development cost	(12,193)	(5,739)
Net cash used in investing activities	(42,136)	(20,314)
Cash flows from financing activities:
Payments on capital leases	-	(12)
Payments on obligation for acquired technology	(137)	(83)
Proceeds from exercise of stock options and warrants	897	709
Payments in connection with preferred stock conversion	(23,300)	-
Sale of common stock, net of issue costs and expenses	56,253	-
Net cash provided by financing activities	33,713	614
Net decrease in cash and cash equivalents	(137)	(13,457)
Cash and cash equivalents at beginning of period	5,722	19,179
Cash and cash equivalents at end of period	$5,585	$5,722
Supplemental cash flow information:
Cash paid for interest	$8	$27
Cash paid for taxes	$196	$333
Non-cash investing and financing activities:
Conversion of preferred stock	$135,517	$-
Common stock and obligations for future payments at fair value, given in exchange for acquisition of technology	$954	$974
Reduction in obligation for acquired technology	$100	$-

Reconciliation of Non-GAAP Financial Measures to Comparable GAAP Measures
(Unaudited, in thousands, except share amounts)

The following is a reconciliation of the non-GAAP financial measures used by the Company in describing its financial performance in accordance with U.S. “generally accepted accounting principles” (GAAP). An explanation of these measures is also included below under the heading “Explanation of Non-GAAP Financial Measures”.  While management believes these non-GAAP financial measures provide useful supplemental information to investors regarding the Company’s operations, investors are reminded to consider these non-GAAP measures in addition to, and not a substitute for, financial performance measures in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of the operations as determined in accordance with GAAP.

Non-GAAP Adjusted EBITDA
(Unaudited, in thousands)

Set forth below is a presentation of the Company’s “non-GAAP Adjusted EBITDA” and the “non-GAAP Adjusted EBITDA Margin” which is non-GAAP Adjusted EBITDA as a percentage of total revenue:

	Three Months Ended June 30,		Year Ended June 30,
	2012	2011	2012	2011

Reconciliation of net income to Non-GAAP Adjusted EBITDA:
Net income	$2,205	$2,590	$2,910	$32,965
Stock-based compensation	924	59	2,755	1,399
Acquisition-related transaction costs	-	-	123	-
Depreciation and amortization	1,410	617	4,372	1,252
Interest (income) expense, net	(12)	2	(54)	(31)
Provision (benefit) for income taxes	1,327	1,744	1,955	(29,200)
Non-GAAP adjusted EBITDA	$5,854	$5,012	$12,061	$6,385

Non-GAAP adjusted EBITDA margin	16%	17%	10%	7%

Non-GAAP Adjusted Net Income
(Unaudited, in thousands except share and per share amounts)
Set forth below is a reconciliation of the Company’s “Non-GAAP Adjusted Net Income” and “Non-GAAP Adjusted Net Income per Diluted Share”:

	Three Months Ended June 30,			Year Ended June 30,
	2012	2011		2012		2011

Non-GAAP adjusted net income
GAAP net income	$2,205	$2,590		$2,910		$32,965

Add: Stock-based compensation	924	59		2,755		1,399
Add: Acquisition-related transaction costs	-	-		123		-
Add: Amortization of purchased intangibles	382	86		1,109		201
Subtotal of tax deductible items	1,306	145		3,987		1,600
Less: tax impact of tax deductible items (40% rate)	(522)	(58)		(1,595)		(640)
Non-GAAP adjusted net income	$2,989	$2,677		$5,302		$33,925

Weighted average number of shares - diluted	30,514,275	13,020,496	1	20,136,760	1	12,496,283

Non-GAAP adjusted net income per diluted share	$0.10	$0.21		$0.26		$2.71

	Three Months Ended June 30,				Year Ended June 30,
	2012	2011			2012		2011

GAAP net income per share - diluted 1	$0.07	$0.20	1	1	$0.14	1	$2.64

Add: Stock-based compensation	$0.03	$0.01			$0.14		$0.11
Add: Acquisition-related transaction costs	$-	$-			$-		$-
Add: Amortization of purchased intangibles	$0.01	$0.01			$0.06		$0.02
Subtotal of tax deductible items	$0.04	$0.02			$0.20		$0.13
Less: tax impact of tax deductible items (40% rate)	$(0.01)	$(0.01)			$(0.08)		$(0.06)
Non-GAAP adjusted net income per share - diluted	$0.10	$0.21			$0.26		$2.71

1 The presentation of non-GAAP adjusted net income and non-GAAP net income per share excludes, for all periods, the effect of dividends and accretion related to preferred stock converted to common in February 2012. Accordingly, for the affected periods GAAP weighted average shares outstanding and GAAP net income per diluted share differ from that presented in the accompanying unaudited statement of operations. Net income per share for 2011’s fourth quarter and year end is computed based on weighted average shares outstanding that include options and warrants totaling 1.3 million and 918,000 shares, respectively, which would otherwise have been anti-dilutive and excluded. For fiscal 2012, GAAP net income per share is computed based on weighted average shares outstanding excluding the dilutive effect of preferred stock assumed to have been converted at the beginning of the year totaling 5.2 million shares.

Explanation of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. GAAP. The Company’s management believes that investors may wish to consider the impact of certain non-cash or non-recurring items as a supplement to financial performance measures in accordance with GAAP. These items result from facts and circumstances that may vary in frequency and impact on continuing operations. Management also presents results of operations before such items to evaluate operating performance, compare performance against past periods and as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate operating results and trends by eliminating certain non-cash expenses and other items that management believes might complicate comparisons with prior periods, obscure current trends or reduce the ability to make useful forecasts. Management believes that these non-GAAP measures provide additional means of evaluating performance, period-over-period. In addition, management understands that some investors and financial analysts find this information useful in analyzing the Company’s financial and operational performance and comparing such performance to peers and competitors.

Non-GAAP Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, acquisition-related transaction costs and stock-based compensation. It is presented as a supplemental measure of the Company’s performance. However, Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of the Company’s results as reported under GAAP.

Non-GAAP Adjusted Net Income is defined as net income before stock-based compensation, acquisition-related transaction costs and amortization of purchased intangibles and any tax impact related to these items.

Non-GAAP Adjusted Net Income Per Diluted Share is defined as Non-GAAP Adjusted Net Income divided by the weighted average diluted shares outstanding. Management considers all of these non-GAAP financial measures to be useful indicators of the Company’s performance and a measure of historical trends.

The following items are excluded from non-GAAP Adjusted Net Income and related Per Diluted Share financial measures referenced above, and the reasons therefore are:

•
Stock-based compensation – Excluded because these are non-cash expenses that management does not consider useful in assessing ongoing operating results or performance of the business, and also because the amount of the expense is not totally within the Company’s control since it is based on factors such as stock price, volatility and interest rates which may be unrelated to the Company’s performance during the period the expense is incurred.

•
Amortization of purchased intangibles – Purchased intangibles are amortized over their estimated useful life and generally cannot be influenced after the acquisition. Accordingly, this item is not considered by management in making operating decisions. Thus, including such charges does not accurately reflect the performance for the period in which such charge is incurred.

•
Acquisition-related transaction costs – Transaction costs associated with acquisitions are non-recurring and related specifically to a subject acquisition. Accordingly, management does not believe that they reflect the underlying performance of ongoing business operations for the period incurred.